Contact:    Robert E. Rout
Senior Executive Vice President,
Chief Financial Officer and
Secretary

TO BE RELEASED:

9:00 a.m., Monday, April 17, 2006

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced net income of $14.2 million or $0.54 diluted earnings per share for the quarter ended March 31, 2006, compared to net income of $13.8 million or $0.51 diluted earnings per share for the first quarter of 2005. Net income increased 3 percent while diluted earnings per share increased 6 percent. The higher earnings per share percentage increase is the result of a successful stock buyback program in 2005 and early 2006.

Annualized return on average equity for the quarter ended March 31, 2006 was 16.20 percent, as compared to 15.86 percent at March 31, 2005 and 16.57 percent for the full year 2005. Annualized return on average assets was 1.80 percent in the quarter ended March 31, 2006, compared with 1.87 percent for the first quarter of 2005 and 1.90 percent for the full year 2005.

James C. Miller, S&T chairman and chief executive officer, commented, "I am pleased with another solid performance by S&T this quarter despite the unique challenges presented to all banks these days by a stubbornly flat yield curve. Our people continue to do an outstanding job of growing our core business through organic and de novo activities. Especially pleasing is the growth being experienced in our lending, deposit and fee revenue areas such as insurance, wealth management and debit/credit card products."

Net interest income on a fully taxable equivalent basis increased by $0.8 million, or 3 percent, to $29.1 million for the first quarter of 2006, as compared to the same period of 2005. The net interest margin on a fully taxable equivalent basis was 3.93 percent, 3.97 percent and 4.08 percent for the quarter ending March 31, 2006, December 31, 2005 and March 31, 2005, respectively. Rising short-term interest rates in combination with a flat yield curve have caused some recent net interest margin contraction. S&T's balance sheet is slightly liability sensitive, with deposit costs rising faster than asset yields in today's interest rate environment. Also affecting the first quarter year-to-year comparisons was a $0.2 million increase in delinquent interest reserves.

Earning assets have increased $189.9 million over the past 12 months primarily driven by a $178.2 million or 10 percent increase in commercial lending and a $51.9 million increase in consumer lending. Investment securities were reduced by $40.2 million over the same 12-month period, as the risk/reward opportunities for leveraging activities have been significantly reduced by a flat yield curve.

Deposits increased $301.2 million, or 14 percent, during the 12-month period, providing core funding for loan growth and an $84.8 million reduction of borrowings. Miller said, "Core deposit growth has been an important strategic initiative for us through the expansion of retail facilities, providing cash management services to commercial customers and the ongoing enhancements to deposit products and delivery services such as electronic banking. Especially pleasing has been the tremendous success of our Green Plan savings account which has grown to $635.2 million since its introduction in August 2004." During the first quarter of 2006, S&T introduced another high yield savings account to replace the Green Plan account called the Plan B account. Plan B accounts are non-indexed and are expected to allow S&T to continue core deposit growth that better complements shifting interest rate sensitivity.

During the past 12 months, S&T has opened new or expanded existing branch facilities in the Armstrong, Blair, Butler and Westmoreland County markets. Several new facilities are also planned for the upcoming year.

Noninterest revenue, excluding investment security gains, increased $1.3 million or 17 percent for the first quarter of 2006 as compared to the first quarter of 2005. Insurance revenue, primarily driven by stronger sales volume and the acquisition of the Holsinger Insurance Agency during the first quarter of 2006, increased $0.3 million during the same period. Wealth management income increased $0.6 million during the first quarter of 2006. Included in the Wealth Management increase is a $0.4 million increase relative to a change in accrual methodologies for revenue recognition. Revenues from debit and credit card income also increased during the first quarter of 2006 as compared to March 31, 2005, offset by lower revenue from mortgage banking activities.

Investment security gains for the first quarter of 2006 were $1.8 million, a slight increase from the $1.7 million for the same period of 2005. Included in the investment security gains for the first quarter 2006 is a $0.1 million gain recognized from the fair market value adjustment on a bank equity holding as a result of a merger. The equity securities portfolio has a market value of $65.2 million and net unrealized gains of $19.2 million as of March 31, 2006, as compared to $70.4 million and $23.6 million, respectively, at March 31, 2005.

Noninterest expense increased $0.9 million or 6 percent for the first three months of 2006, as compared to the 2005 period. Part of the increase is staff related as a result of the effect of year-end merit increases, the addition of 22 full-time equivalent staff to implement new strategic initiatives and staff retail facilities, higher commission payments on wealth management and insurance sales, and $0.2 million related to the adoption of Financial Accounting Standards Board Statement No.123(R), "Accounting for Stock-Based Compensation." Occupancy and equipment expense decreased $0.2 million during the quarter as a result of several facility restructurings and additions that occurred during the first quarter of 2005. Also affecting noninterest expense during the 2006 first quarter is a $0.5 million donation made to the S&T Charitable Foundation. The efficiency ratio, which measures noninterest expense to noninterest income, excluding security gains, plus net interest income on a fully taxable equivalent basis, was 45 percent for the quarter ended March 31, 2006 and March 31, 2005.

Asset quality continued to be an area of focus. The allowance for loan losses was 1.47 percent of total loans at the end of the first quarter of 2006, as compared to 1.47 percent at December 31, 2005 and 1.48 percent at March 31, 2005. Nonperforming assets increased to $16.1 million or 0.50 percent of total assets at March 31, 2006, as compared to $14.9 million or 0.47 percent of total assets at December 31, 2005 and $8.9 million or 0.29 percent of total assets at March 31, 2005.

The most significant credit added to nonperforming status during the first quarter 2006 is a $1.5 million loan to a wholesale distributor currently in bankruptcy. Other significant components of nonperforming assets, which occurred in 2005, include a $4.6 million non-accrual commercial real estate loan and a $2.4 million residential development property acquired through foreclosure. These credits are currently in various stages of work out and/or liquidation and have been factored into determining the adequacy of the allowance for loan losses. Net loan charge-offs for the first quarter of 2006 were $0.7 million or 0.11 annualized percent of average loans as compared to $0.7 million or 0.13 annualized percent of average loans for the quarter ended March 31, 2005. The most significant charge-offs for the quarter were $0.2 million for an automotive dealership and $0.1 million for a restaurant, both of which were previously considered in the analysis for adequacy of the allowance for loan losses. The provision for loan losses was $1.5 million for the first quarter of 2006, as compared to $0.8 million during the same period last year.

Miller added, "Asset quality is a cardinal commitment at S&T, and we continue to be very aggressive in dealing with potential problem loans. Asset quality is especially important since our commercial lending niche continues to be a high growth component of our relationship banking strategy."

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.29 per share on March 20, 2006 which is payable on April 25, 2006 to shareholders of record as of March 31, 2006. This dividend represents a 4 percent increase over the $0.28 per share quarterly dividend declared a year ago and a 3.2 percent projected annual yield utilizing the March 31, 2006 closing market price of $36.58. The S&T Bancorp, Inc. Board of Directors also authorized stock buyback programs in 2005 and 2006 of 1 million shares, or approximately 4 percent of shares outstanding in each year. During 2005, S&T repurchased 660,400 shares through this program at an average cost of $35.09 per share. During 2006, S&T has repurchased 204,000 shares at an average price of $36.00.

Headquartered in Indiana, Pa., S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.